Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Exagen Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(c) and 457(g)	1,150,000 (1)	$7.475	$8,596,250	0.0001531	$1,316.09

Total Offering Amount						$8,596,250		$1,316.09

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$1,316.09
(1)The amount registered consists of up to 1,150,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Exagen Inc. (the “Registrant”), issuable upon the exercise of an outstanding warrant certificate. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of Common Stock as may become issuable to prevent dilution resulting from share splits, share dividends and similar events.
(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(g) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based on the average of the high and the low price of the Registrant’s Common Stock as reported on The Nasdaq Global Market as of a date (June 16, 2025) within five business days prior to filing this Registration Statement.